                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

                                      among

                                 CONCENTRA INC.,

                         CONCENTRA OPERATING CORPORATION

                                       and

                                 EM3 CORPORATION


                                   dated as of


                                December 1, 2002

                                TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----

                                    ARTICLE 1

                                  DEFINED TERMS

1.1    Defined Terms .................................................................   1
1.2    References and Titles .........................................................   5

                                    ARTICLE 2

                           PURCHASE AND SALE OF ASSETS

2.1    Agreement to Sell and Buy .....................................................   6
2.2    Excluded Assets ...............................................................   7
2.3    Purchase Price ................................................................   7
2.4    Assumption of Liabilities and Obligations .....................................   7
2.5    Deemed Assignment of Contracts ................................................   7

                                    ARTICLE 3

                       REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties Regarding Seller ...............................   8
3.2    Representations and Warranties of Parent and Buyer ............................  12

                                    ARTICLE 4

                  COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1    Covenants of Seller ...........................................................  16
4.2    Conduct of Business by Buyer Pending the Transactions Contemplated Hereby .....  16

                                    ARTICLE 5

                     ADDITIONAL AGREEMENTS AND COVENANTS

5.1    No Solicitation of Transactions ...............................................  17
5.2    Access and Information ........................................................  17
5.3    Third Party Consents ..........................................................  17
5.4    Filings .......................................................................  17
5.5    Employee Matters ..............................................................  17
5.6    Notice of Certain Events ......................................................  18
5.7    Additional Agreements .........................................................  18
5.8    Bulk Sales Law ................................................................  18
5.9    Risk of Loss ..................................................................  19

                                       (i)

5.10   Dissolution of Seller .........................................................  19
5.11   Joinder to Parent Agreements ..................................................  19

                                 ARTICLE 6

                            CONDITIONS PRECEDENT

6.1    Conditions to Each Party's Obligation .........................................  20
6.2    Conditions to Obligation of Parent and Buyer ..................................  20
6.3    Conditions to Obligations of Seller ...........................................  21

                                 ARTICLE 7

                                  CLOSING

7.1    Closing .......................................................................  22
7.2    Actions to Occur at Closing. ..................................................  22

                                 ARTICLE 8

                                TERMINATION

8.1    Termination ...................................................................  22
8.2    Effect of Termination .........................................................  23

                                 ARTICLE 9

                             GENERAL PROVISIONS

9.1    Survival of Representations, Warranties, and Covenants ........................  23
9.2    Amendment and Modification ....................................................  24
9.3    Waiver of Compliance ..........................................................  24
9.4    Specific Performance ..........................................................  24
9.5    Severability ..................................................................  24
9.6    Expenses and Obligations ......................................................  24
9.7    Parties in Interest ...........................................................  24
9.8    Notices .......................................................................  25
9.9    Counterparts ..................................................................  25
9.10   Entire Agreement ..............................................................  25
9.11   Governing Law .................................................................  25
9.12   Public Announcements ..........................................................  25
9.13   Assignment ....................................................................  26
9.14   Director and Officer Liability ................................................  26
9.15   Headings ......................................................................  26

                                      (ii)

Exhibits
--------

Exhibit A         Form of Assignment and Assumption Agreement

Seller Disclosure Schedules
---------------------------

Schedule 3.1(a)   Seller's Jurisdictions of Qualification and Assumed Names
Schedule 3.1(d)   Seller Financial Statements

                                     (iii)

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the "Agreement") is made and entered into as of December 1, 2002, among Em3 Corporation, a Nevada corporation ("Seller"), Concentra Inc., a Delaware corporation ("Parent"), and Concentra Operating Corporation, a Nevada corporation and a wholly-owned subsidiary of Parent ("Buyer").

                                   WITNESSETH:

     WHEREAS, Seller desires to sell, convey, transfer, and assign to Buyer, and Parent and Buyer desire to buy from Seller, substantially all the assets, properties and business of Seller (the "Business"), and, in connection with such purchase and sale, Buyer is willing to assume certain obligations and liabilities relating to the purchased assets, upon the terms and conditions hereinafter set forth in consideration of the Purchase Price (hereinafter defined); and

     WHEREAS, following the consummation of the sale of the assets and properties used in the Business, Seller intends, subject to receipt of the requisite stockholder approval, to dissolve and liquidate Seller in accordance with the laws of the State of Nevada; and

     WHEREAS, for federal income tax purposes, the parties hereto intend that the transactions contemplated hereby will qualify as a reorganization under the provisions of Section 368(a) of the Code (hereinafter defined);

     NOW, THEREFORE, in consideration of the respective representations, warranties, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                                  DEFINED TERMS

     1.1 Defined Terms. The following terms shall have the following meanings in this Agreement:

            "Accounts Receivable" means all accounts receivable of the Business, any payments received with respect thereto after the Closing Date, unpaid interest accrued on any such accounts receivable, and any security or collateral relating thereto.

            "Accredited Investor" means an "accredited investor" as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

            "Affiliate" means, with respect to any person, any other person controlling, controlled by, or under common control with such person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership, or otherwise, to direct the policies or management of a person.

            "Applicable Laws" means, with respect to any person, all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental

Entity having jurisdiction over that person or the business, operations, or assets of that person, as they may be in effect on or prior to the Closing Date.

            "Assets" means all the tangible and intangible assets owned, leased, or licensed by Seller that are used or held for use in connection with the Business, whether or not reflected on the Seller Financial Statements or Seller Balance Sheet, but specifically excluding therefrom the Excluded Assets.

            "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement between Seller and Buyer substantially in the form of Exhibit A.

            "Assumed Contracts" means those Seller Contracts entered into in the ordinary course of business at any time prior to, or subsequent to, the date of this Agreement that relate to the Business or any part thereof.

            "Balance Sheet Date" has the meaning set forth in Section
3.1(d)(iii).

            "Business" has the meaning set forth in the recitals to this Agreement.

            "Business Day" means any other day than (i) a Saturday or Sunday, or
(ii) a day on which commercial banks in Dallas, Texas, are authorized or required to be closed.

            "Buyer" has the meaning set forth in the introductory paragraph to this Agreement.

            "Buyer SEC Documents" has the meaning set forth in Section 3.2(f).

            "Closing" means the consummation of the transactions contemplated hereby in accordance with the provisions of Article 7.

            "Choses in Action" means a right to receive or recover property, debt, or damages on a cause of action, whether pending or not and whether arising in contract, tort, or otherwise. The term shall include rights to indemnification, damages for breach of warranty, or any other event or circumstance, judgments, settlements, and proceeds from judgments or settlements.

            "Closing Date" means the date of the Closing specified in Section
7.1.

            "Code" shall mean the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations, or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

            "Dissolution" means the dissolution of Seller in accordance with the laws of the State of Nevada following Parent's and Buyer's purchase of the Assets pursuant to this Agreement.

            "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

            "Excluded Assets" has the meaning set forth in Section 2.2.

            "GAAP" means generally accepted accounting principles in the United States.

            "Governmental Entity" means any governmental department, commission, board, bureau, agency, court, or other instrumentality of the United States or any state, county, parish or municipality, jurisdiction, or other political subdivision thereof.

            "IRS" means the United States Internal Revenue Service.

            "Knowledge" means, with respect to a specified party hereto, the actual knowledge of the directors and executive officers of such party.

            "Leased Real Property" means all of the Seller's leasehold interests, easements, licenses, rights to access, and rights-of-way which are used or held for use in the Business.

            "Liens" has the meaning set forth in Section 3.1(h).

            "Operating" has the meaning set forth in Section 3.2(f).

            "Parent" has the meaning set forth in the introductory paragraph to this Agreement.

            "Parent Class A Common Stock" has the meaning set forth in Section 3.2(b).

            "Parent Common Stock" has the meaning set forth in Section 3.2(b).

            "Parent Material Adverse Effect" means any change, occurrence, fact, event, or effect that, individually or in the aggregate with any such other changes, occurrences, facts, events, or effects, is, or could reasonably be expected to be, materially adverse to the financial condition, business, properties, or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that in no event shall any of the following constitute a Parent Material Adverse Effect: (i) any change resulting from conditions affecting the industry in which Parent operates, unless the change has a disproportionate effect on Parent; (ii) any change resulting from the announcement or pendency of any of the transactions contemplated hereby; or
(iii) any change resulting from compliance by Parent with the terms of, or the taking by Parent of any action contemplated or permitted by, this Agreement.

            "Parent Preferred Stock" has the meaning set forth in Section
3.2(b).

            "Parent Registration Rights Agreement" has the meaning set forth in
Section 5.11.

            "Parent Stockholders Agreement" has the meaning set forth in Section 5.11.

            "Permits" means permits, licenses, variances, exemptions, orders, franchises, and approvals of Governmental Entities.

            "Permitted Encumbrances" means with respect to any person (a) statutory Liens for current Taxes not yet due and payable, (b) mechanics', carriers', workers', repairers', and other similar liens imposed by law arising or incurred in the ordinary course of business for obligations not yet due, (c) in the case of leases of vehicles, rolling stock, and other personal property, encumbrances which do not, individually or in the aggregate, materially impair the operation of the business at the facility at which such leased equipment or other personal property is located, (d) other liens, charges, or encumbrances incidental to the operation of such person or any of its Subsidiaries or the ownership of such person's or any of its Subsidiaries' assets which were not incurred in connection with the borrowing of money or the advance of credit and which do not materially detract from the value of the assets encumbered thereby or materially interfere with the use thereof, and (e) Liens on leases of real property arising from the provisions of such leases, including, in relation to leased real property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits, or other entitlements of various types issued by any Governmental Entity, necessary or beneficial to the continued use and occupancy of such person's or any of its Subsidiaries' assets.

            "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

            "Personal Property" means all tangible personal property, plant, and equipment owned, leased, used, or held by or for the benefit of, or otherwise employed in or related to, the Business, including all tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, and supplies.

            "Purchase Price" has the meaning set forth in Section 2.3.

            "SEC" means the United States Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

            "Seller" has the meaning set forth in the introductory paragraph to this Agreement.

            "Seller Balance Sheet" has the meaning set forth in Section 3.1(d)(iii).

            "Seller Common Stock" has the meaning set forth in the recitals to this Agreement.

            "Seller Contracts" means all agreements, contracts, or other binding commitments or arrangements, written or oral (including any amendments and other modifications thereto), to which Seller is a party or is otherwise bound and that relate to the Business.

            "Seller Disclosure Schedules" has the meaning set forth in Section 3.1.

            "Seller Financial Statements" has the meaning set forth in Section 3.1(d)(ii).

            "Seller Material Adverse Effect" means any change, occurrence, fact, event, or effect that, individually or in the aggregate with any such other changes, occurrences, facts, events, or effects, is, or could reasonably be expected to be, materially adverse to the financial condition, business, properties, or results of operations of Seller; provided, however, that in no event shall any of the following constitute a Seller Material Adverse Effect: (i) any change resulting from conditions affecting the industry in which Seller operates, unless the change has a disproportionate effect on Seller; (ii) any change resulting from the announcement or pendency of any of the transactions contemplated hereby; or (iii) any change resulting from compliance by Seller with the terms of, or the taking by Seller of any action contemplated or permitted by, this Agreement.

            "Seller Reports" has the meaning set forth in Section 3.1(d).

            "Subsidiary" of any person means any corporation, partnership, joint venture, or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

            "Taxes" means, unless otherwise specified herein, taxes, charges, fees, imposts, levies, interest, penalties, additions to tax, or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings, and customs duties, imposed by any Governmental Entity and any payments with respect thereto required under any tax-sharing agreement.

            "Tax Returns" means, unless otherwise specified herein, any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection, or administration of any Taxes or the administration of any laws, regulations, or administrative requirements relating to any Taxes.

            "Transaction Documents" has the meaning set forth in Section 3.1(c).

            "Treasury Regulations" shall mean the regulations issued pursuant to the Code.

            "Voting Debt" with respect to any person means bonds, debentures, notes, or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of equity interests in that person or any Subsidiary of that person may vote.

     1.2 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections, or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder", and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection", and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

                                    ARTICLE 2
                           PURCHASE AND SALE OF ASSETS

     2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement and except for the Excluded Assets, Seller shall sell, assign, transfer, and deliver to Buyer on the Closing Date, and Parent and Buyer shall purchase from Seller on the Closing Date, all of the Assets, free and clear of any Liens or liabilities (except for Permitted Encumbrances). The Assets to be assigned, transferred, and delivered by Seller to Buyer hereunder shall include the following:

            (a)    All Accounts Receivable;

            (b)    All Personal Property;

            (c)    All Leased Real Property;

            (d)    All Permits;

            (e)    All Assumed Contracts;

            (f) All cash, cash equivalents, and marketable securities, including cash on hand maintained at any of Seller's facilities, cash in transit, and cash, cash equivalents, and marketable securities in lock boxes or on deposit with or held by any financial institution in connection with the Business;

            (g) All prepaid expenses, advance payments, deposits, surety accounts, and other similar assets relating to the Business, including prepaid deposits with suppliers and utilities;

            (h) All rights, claims, and benefits of Seller in, to, or under all insurance policies maintained by Seller for the Business;

            (i) All of the proprietary rights of Seller relating to the Business, including all patents, patent applications, patent licenses, trademarks, trade names, and registrations and applications therefore, trade secrets, technology, know-how, formulae, designs and drawings, computer software, slogans, copyrights, processes, and other similar intangible property and rights relating to the Business;

            (j) All books and records relating to the Business (excluding those described in, or relating to the assets described in, Section 2.2), including executed copies of the Assumed

Contracts, or if no executed agreement exists, summaries of each Assumed Contract transferred pursuant to clause (e) above, subject to the right of Seller to copy and have such books and records made reasonably available to Seller for tax and other legitimate organization purposes for a period of six years after the Closing;

         (k) To the extent assignable, all computer programs and software, and all rights and interests of Seller in and to any computer programs and software used in connection with the Business;

         (l)   All Choses in Action of Seller; and

         (m) All intangible assets of Seller relating to the Business not specifically described above, including goodwill, and all other assets, other than the Excluded Assets, used or held for use in connection with the Business.

    2.2  Excluded Assets.  The Excluded Assets shall consist of the following:

         (a)   the Purchase Price received by Seller hereunder;

         (b) the amount of cash necessary to cover the cost of any fractional shares that would otherwise be distributable upon dissolution, not to exceed the sum of Seven Hundred Dollars ($700);

         (c) the rights of Seller under this Agreement or any other Transaction Document; and

         (d) the capital stock of Seller (whether held in treasury or issued and outstanding).

    2.3 Purchase Price. The aggregate purchase price payable by Parent and Buyer to Seller in consideration for the Assets (the "Purchase Price") shall be
(i) 1,826,956 shares of Parent Common Stock, and (ii) the assumption by Buyer of all the obligations and liabilities of Seller relating to the Business.

    2.4 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all the obligations and liabilities of Seller relating to the Business, including up to an aggregate of up to One Million Dollars ($1,000,000) in unsecured indebtedness owed by Seller to Welsh, Carson, Anderson & Stowe VIII, L.P. This Section 2.4 is not intended to and shall not benefit any person other than Seller and Buyer. Nothing in this Section 2.4 shall create or be construed as creating any third party beneficiary right in any person.

    2.5 Deemed Assignment of Contracts. To the extent that the assignment hereunder of any of the Assumed Contracts shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any actions taken hereunder shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in a loss or diminution thereof; provided, however, that Seller shall cooperate, at Buyer's expense, with Buyer to establish a reasonable arrangement designed to provide Buyer with the benefits and burdens of any Assumed Contract, including appointing Buyer to act as its agent to perform all of Seller's obligations under such Assumed Contract and to collect and promptly remit to Buyer all compensation received by Seller pursuant to such Assumed Contract and to enforce, for the account and benefit of Buyer, any and all rights of Seller against any other person arising out of the breach or cancellation of such Assumed Contract by such other person or otherwise (any and all of which arrangements shall constitute, as between the parties hereto, a deemed assignment or transfer); provided, that from and after Closing, the Seller shall have no liability to the Buyer in the event that any Assumed Contract requiring consent to assignment hereunder (or which by its terms is non-assignable) is terminated.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

    3.1 Representations and Warranties Regarding Seller. Seller represents and warrants to Parent and Buyer as of the date hereof as follows (with the understanding that Parent and Buyer are relying on such representations and warranties in entering into and performing this Agreement) as qualified by matters reflected on the disclosure schedule delivered by Seller to Parent and Buyer on or prior to the date of this Agreement (the "Seller Disclosure Schedules") and made a part hereof by reference):

           (a) Organization, Standing, and Power. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and Seller has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership, or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Seller Material Adverse Effect. Seller has heretofore delivered to Buyer complete and correct copies of Seller's articles of incorporation and bylaws. Schedule 3.1(a) of the Seller Disclosure Schedules sets forth a list of each jurisdiction in which Seller is qualified or licensed to do business and each assumed name under which it conducts business in any jurisdiction.

           (b) Subsidiaries of Seller. Seller does not own, directly or indirectly, any equity interest in any other corporation, partnership, or other person or have the right, pursuant to a contract or otherwise, to acquire any capital stock, equity interest, or other similar investment in any corporation, partnership, or other person.

           (c) Authority; No Violations; Consents and Approvals. (i) Seller has all requisite power and authority to enter into this Agreement, the Assignment and Assumption Agreement, and all other documents to be executed in connection with the transactions contemplated hereby and thereby (collectively, the "Transaction Documents") to which Seller is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Seller. The Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and assuming the Transaction Documents to which each of

Parent and Buyer is a party constitute valid and binding obligations of each of Parent and Buyer, constitute valid and binding obligations of Seller, enforceable in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium, and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 (ii) The execution and delivery of the Transaction Documents by Seller do not, and the consummation of the transactions contemplated hereby or thereby, and compliance with the provisions hereof or thereof, will not, subject to obtaining the consents, approvals, authorizations, and Permits and making the filings described in Section 3.1(c)(iii) or otherwise described on
Schedule 3.1(c) of the Seller Disclosure Schedules, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any Liens upon any of the Assets under, require the consent or approval of any third party, or otherwise result in a material detriment to Seller under, any provision of (A) Seller's articles of incorporation or bylaws, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, or license applicable to Seller or the Assets or any guarantee by Seller of any of the foregoing, (C) any joint venture or other ownership arrangement, or (D) assuming the consents, approvals, authorizations, or Permits and filings or notifications referred to in Section 3.1(c)(iii) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Seller or any of the Assets.

                 (iii) No consent, approval, order, or authorization of, or registration, declaration or filing with, or Permit from any Governmental Entity, is required by or with respect to Seller in connection with the execution and delivery of the Transaction Documents by Seller or the consummation by Seller of the transactions contemplated hereby or thereby, and any such consent, approval, order, authorization, registration, declaration, filing, or Permit that the failure to obtain or make (A) has not had, and could not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, or (B) would not, or could not reasonably be expected to, materially impair the ability of Seller to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

           (d) Reports; Financial Statements; Absence of Certain Changes or Events. Seller has filed all forms, reports, statements and other documents required to be filed with any and all Governmental Entities. All such forms, reports, statements and other documents required to be filed with any Governmental Entity are referred to herein, collectively, as the "Seller Reports." The Seller Reports were prepared in all material respects in accordance with the requirements of Applicable Law.

                 (i) Seller has delivered to Buyer copies of (A) the unaudited balance sheets of Seller as of December 31, 2000, and December 31, 2001, together with the statements of income and cash flows of Seller for the periods then ended, and the notes thereto, and (B) the unaudited balance sheet of Seller as of October 31, 2002, together with the related unaudited statements of income and cash flows for the ten month period then ended (such unaudited financial statements collectively being referred to as the "Seller Financial Statements"). The Seller Financial Statements, including the notes thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and present fairly the information purported to be presented therein as of such dates and for the periods then ended.

                 (ii) Except as disclosed in Schedule 3.1(d) of the Seller Disclosure Schedules, there is no liability or obligation of any kind, whether accrued, absolute, fixed, contingent or otherwise, of Seller that is not reflected or reserved against in the balance sheet of Seller as of October 31, 2002 (the "Seller Balance Sheet"), other than (A) liabilities incurred in the ordinary course of business in a manner consistent with past practice since October 31, 2002 (the "Balance Sheet Date"), or (B) any such liability or obligation that would not be required to be presented in financial statements or the notes thereto prepared in conformity with GAAP applied, in a manner consistent with past practice, in the preparation of the Seller Financial Statements.

                 (iii) Except as disclosed in Schedule 3.1(d) of the Seller Disclosure Schedules, since the Balance Sheet Date, Seller has conducted its business only in the ordinary course consistent with past practice and nothing has occurred that would have been prohibited by Section 4.1 if the terms of such section had been in effect as of and after the Balance Sheet Date. Since the Balance Sheet Date, there has not occurred, and Seller has not incurred or suffered, any event, circumstance, or fact that has had, or could reasonably be expected to result in, a Seller Material Adverse Effect.

           (e) No Default. Seller is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) Seller's articles of incorporation or bylaws, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, Permit, concession, franchise, or license to which Seller is now a party or by which Seller or any of the Assets is bound, or (iii) any order, writ, injunction, decree, statute, rule, or regulation applicable to Seller, except in the case of clauses (ii) and (iii) for defaults or violations which in the aggregate have not had and could not reasonably be expected to have a Seller Material Adverse Effect.

           (f) Compliance with Applicable Laws. Seller holds all Permits necessary for the lawful conduct of the Business, except for any such Permits the failure to possess which, individually or in the aggregate, could not reasonably be expected to have, a Seller Material Adverse Effect. Seller holds all such Permits and is in compliance with the terms of its Permits, except where the failure so to comply has not had, and could not reasonably be expected to have, a Seller Material Adverse Effect. The Business is not being conducted in violation of any law, ordinance, or regulation of any Governmental Entity, except for possible violations that have not had, and could not reasonably be expected to have, a Seller Material Adverse Effect. As of the date of this Agreement and to the Knowledge of Seller, no investigation or review by any Governmental Entity with respect to Seller is pending or threatened, other than those the outcome of which has not had, and could not reasonably be expected to have, a Seller Material Adverse Effect.

           (g) Litigation. There is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the Knowledge of Seller, threatened against Seller, the Business or any of the Assets by or before any arbitrator or Governmental Entity, nor are there any investigations relating to Seller, the Business or any of the Assets pending or, to the Knowledge of Seller, threatened by or before any arbitrator or Governmental Entity. There is no judgment, decree, injunction, order, determination, award, finding or letter of deficiency of any Governmental Entity or arbitrator, or settlement agreement outstanding against Seller, the Business, or any of the Assets.

           (h) Title to Assets; Liens and Encumbrances. The Assets are the only assets, properties, rights, and interests used by Seller in connection with the Business. The Assets to be conveyed to Buyer under this Agreement constitute all of the assets, properties, rights, and interests necessary to conduct the Business in substantially the same manner as conducted by Seller prior to the date of this Agreement. All of the Assets used in connection with the operation of the Business (including the assets reflected on the Seller Balance Sheet) are in good operating condition and repair, subject to normal wear and tear consistent with the age of the properties or assets, and are adequate and sufficient for the uses to which they are put in the Business. None of the Assets have any material known defects or are in need of maintenance or repair, except for ordinary, routine maintenance and repairs which are not material in nature or cost. Seller has good, marketable, and exclusive title to, and the valid and enforceable power and unqualified right to use and transfer to Buyer, each of the Assets. All of the Assets, including leases, are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, tenancies, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens, options, or encumbrances of any kind (collectively, "Liens") except Permitted Encumbrances. At the Closing, all of the Assets shall be free and clear of all Liens other than Permitted Encumbrances.

           (i) Taxes. Seller has filed, or caused to be filed, all Tax Returns, and all such Tax Returns that have been filed are accurate and complete. Seller has paid (or there has been paid on its behalf), or has set up an adequate reserve for the payment of, all taxes required to be paid, withheld, or deducted, or for which Seller is liable, in respect of the periods covered by such Tax Returns, and with respect to each tax, from the end of the period covered by the most recently filed Tax Return to the date hereof, and the Seller Balance Sheet reflects an adequate reserve for all taxes payable, or required to be withheld and remitted, by Seller, or for which Seller is liable, accrued through the Balance Sheet Date. No deficiencies for any taxes have been proposed, asserted, or assessed against Seller and are pending, and no requests for waivers of the time to assess any such taxes are pending. The federal income Tax Returns of Seller have not been examined by the IRS. Seller has not (i) filed a consent under section 341(f) of the Code, (ii) made, or is obligated or may become obligated to make, any payments that will not be deductible by reason of section 280G, of the Code or (iii) been a member of an affiliated group of corporations which has filed a consolidated federal income tax return nor otherwise has any liability for the taxes of any person under Treas. Reg. ss. 1.1502-6, any similar provision of state, local, or foreign law, or by reason of its status as a transferee, successor, indemnitor, or otherwise.

           (j) Certain Agreements. Seller and, to the Knowledge of Seller, each other party to contracts to which Seller is a party, has performed in all material respects the obligations required to be performed by it under such contracts and is not (with or without lapse of time or the giving of notice, or both) in breach or default thereunder. A complete copy of each written contract to which Seller is a party and a description of each oral contract to which seller is a party has been provided to Buyer prior to the date of this Agreement.

           (k) Liabilities of Seller. Seller has no liabilities or obligations relating to the Business or the Assets except: (i) to the extent reflected in the Balance Sheet; (ii) to the extent specifically set forth herein or in any of the Seller Disclosure Schedules; (iii) the Permitted Encumbrances;
(iv) liabilities incurred in the ordinary course of business since the Balance Sheet Date; and (v) liabilities which, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

           (l) Action by the Board Regarding Dissolution. The board of directors of Seller has taken all actions required under the laws of the State of Nevada that it is required to make to effect the Dissolution upon completion of the transactions contemplated hereby, and, subject to approval by the stockholders of Seller, such board of directors has directed its officers to take all actions necessary to effect the Dissolution following the Closing. None of the foregoing actions have been limited by subsequent actions of the board of directors of Seller nor have any resolutions or authorizations related to the same been terminated or withdrawn by such board of directors.

           (m) Brokers. No broker, investment banker, or other person is entitled to any broker's, finder's, or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller.

           (n)   Stockholder Approval. To the extent required by Applicable
Law, this Agreement and the transactions contemplated hereby and the Dissolution have been approved by the requisite vote of the stockholders of Seller.

           (o) Disclosure. No representation or warranty by Seller contained in this Agreement or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

    3.2 Representations and Warranties of Parent and Buyer. Parent and Buyer represent and warrant, jointly and severally, to Seller as follows (with the understanding that Seller is relying on such representations and warranties in entering into and performing this Agreement):

           (a) Organization, Standing and Power. Each of Parent and Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware and Nevada, respectively, and is in good standing with the Secretaries of State of the States of Delaware and Nevada, respectively. Each of Parent's other Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, and each of Parent and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Parent Material Adverse Effect. Parent has heretofore delivered to Seller complete and correct copies of Parent's certificate of incorporation and bylaws.

               (b) Capital Structure. Capital Structure. As of the date hereof, the authorized capital stock of Parent consists of (1) 100,000,000 shares of common stock, par value $0.01 per share ("Parent Common Stock"), (2) 5,000,000 shares of Class A Common Stock, par value $0.01 per share ("Parent Class A Common Stock"), and (3) 20,000,000 shares of preferred stock, par value $0.01 per share (the "Parent Preferred Stock"). As of the date of this
Agreement: (1) 31,100,022 shares of Parent Common Stock are issued and outstanding; (2) 2,032,514 shares of Parent Class A Common Stock are issued and outstanding; (3) no shares of Parent Preferred Stock are issued and outstanding;
(4) 3,768,075 shares of Parent Common Stock are reserved for issuance pursuant to the Concentra Managed Care, Inc. 1999 Stock Option and Restricted Stock Purchase Plan; (5) 526,000 shares of Parent Common Stock are reserved for issuance pursuant to the Concentra Managed Care, Inc. 1997 Long Term Incentive Plan; (6) 5,904 shares of Parent Common Stock are reserved for issuance pursuant to the Preferred Payment Systems, Inc. 1996 Incentive Stock Plan; (7) warrants to purchase 2,366,294 shares of Parent Common Stock are issued and outstanding ("Parent Warrants"); (8) 2,032,514 shares of Parent Common Stock are reserved for issuance upon conversion of Parent Class A Common Stock; (9) 2,366,294 shares of Parent Common Stock are subject to issuance, and are also reserved for issuance, upon exercise of Parent Warrants; and (10) no Voting Debt is issued and outstanding in Parent or any of its Subsidiaries. All outstanding shares of Parent Common Stock and Parent Class A Common Stock are validly issued, fully paid, and nonassessable and, except as provided in that certain Stockholders Agreement, dated as of August 17, 1999, by and among Parent and the stockholders named therein, as amended, are not subject to preemptive rights. Except for the Lien of Parent's senior creditors under Parent's senior credit agreement, all outstanding equity interests of the Subsidiaries of Parent that are owned by Parent, or a direct or indirect wholly owned Subsidiary of Parent, are free and clear of all Liens. There are no restrictions on Parent's ability to vote the equity interests of any of its Subsidiaries.

               (c)     Authority; No Violations, Consents and Approvals.

                       (i) Each of Parent and Buyer has all requisite power and authority to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Parent and Buyer. The Transaction Documents to which Parent and/or Buyer are parties have been duly executed and delivered by each of Parent and Buyer, as applicable, and, assuming the Transaction Documents to which Seller is a party constitute the valid and binding obligations of Seller, constitute a valid and binding obligation of each of Parent and Buyer, as applicable, enforceable in accordance with their terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium, and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (ii) The execution and delivery of the Transaction Documents by Parent and Buyer do not, and the consummation of the transactions contemplated hereby or thereby, and compliance with the provisions hereof or thereof, will not, subject to obtaining the consents, approvals, authorizations, and Permits and making the filings described in Section 3.2(c)(iii) and to compliance with certain notice and document delivery requirements under the indentures to which Parent and Buyer are subject, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, require the consent or approval of any third party lender, or otherwise result in a material detriment to Parent or any of its Subsidiaries under, any provision of (A) the certificates of incorporation or bylaws of Parent or any provision of the comparable charter or organizational documents of any of Parent's Subsidiaries,
(B) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, Permit, concession, franchise, or license applicable to Parent or any of its Subsidiaries or its or their respective properties or assets, or any guarantee by Parent or any of its Subsidiaries of the foregoing, (C) any joint venture or other ownership arrangement, or (D) assuming the consents, approvals, authorizations, or permits and filings or notifications referred to in Section 3.2(c)(iii) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets.

               (iii) No consent, approval, order, or authorization of, or registration, declaration or filing with, or Permit from any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery by Parent or Buyer of the Transaction Documents to which Parent or Buyer is a party or the consummation by Parent or Buyer of the transactions contemplated hereby or thereby, except for any such consent, approval, order, authorization, registration, declaration, filing, or Permit that the failure to obtain or make (1) has not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or (2) would not, or could not reasonably be expected to, materially impair the ability of each of Parent or Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

       (d) Compliance with Applicable Laws. Parent or its Subsidiaries hold all Permits necessary for the lawful conduct of the business of Parent and its Subsidiaries, except for any such Permits, the failure to possess which, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is in compliance with the terms of its Permits, except where the failure so to comply has not had, and could not reasonably be expected to have, a Parent Material Adverse Effect. The businesses of Parent and each of its Subsidiaries are not being conducted in violation of any law, ordinance, or regulation of any Governmental Entity, except for possible violations which have not had, and could not reasonably be expected to have, a Parent Material Adverse Effect. As of the date hereof and to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, other than those the outcome of which has not had, and could not reasonably be expected to have, a Parent Material Adverse Effect.

            (e) Absence of Litigation. Except as disclosed in the Buyer SEC Documents, there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance, or arbitration pending or, to the Knowledge of Buyer, threatened against Parent or any of its Subsidiaries or any of the assets of Parent or any of its Subsidiaries by or before any arbitrator or Governmental Entity, nor are there any investigations relating to Parent or any of its Subsidiaries or any of such assets pending or, to the Knowledge of Parent, threatened by or before any arbitrator or Governmental Entity, in either case that would have a Parent Material Adverse Effect. Except as disclosed in the Buyer SEC Documents, there is no judgment, decree, injunction, order, determination, award, finding, or letter of deficiency of any Governmental Entity or arbitrator, or settlement agreement outstanding against Parent, any of its Subsidiaries or any of their respective assets. There is no action, suit, inquiry, or judicial or administrative proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries relating to the transactions contemplated hereby.

            (f) SEC Documents. Buyer has made available to Seller a true and complete copy of each report, schedule, registration statement, and definitive proxy statement filed by Buyer with the SEC since January 1, 2000 and prior to or on the date of this Agreement (the "Buyer SEC Documents"), which are all the documents (other than preliminary material) that Buyer or its Subsidiaries were required to file with the SEC between January 1, 2000 and the date of this Agreement. As of their respective dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated there or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Buyer or its Subsidiaries has any outstanding and unresolved comments from the SEC with respect to any of the Buyer SEC Documents. The consolidated financial statements of Buyer included in the Buyer SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of Buyer and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Buyer and its consolidated Subsidiaries for the periods presented therein.

            (g) Affiliate Relationships. Except as discussed in the Buyer SEC Documents, there are no contracts or other arrangements involving Parent or any of its Subsidiaries in which any member, manager, officer, director, or Affiliate of Parent or any of its Subsidiaries has a financial interest, including indebtedness to Parent or any of its Subsidiaries.

            (h) Brokers. No broker, investment banker, or other person is entitled to any broker's, finder's, or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Buyer.

            (i) Disclosure. No representation or warranty by Parent or Buyer contained in this Agreement or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

            (j) Shares. The shares of Parent Common Stock to be issued pursuant to the transactions contemplated hereby will be duly authorized, validly, issued, fully paid, and nonassessable and not subject to preemptive rights created by statute, Parent's certificate of incorporation or bylaws, or any agreement to which Parent is a party or is bound.

                                   ARTICLE 4
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 Covenants of Seller. Except as contemplated by or otherwise permitted under this Agreement or the Seller Disclosure Schedules or to the extent that Parent shall otherwise consent in writing, from the date of this Agreement until the Closing, Seller covenants and agrees with Parent and Buyer that from the date hereof until the Closing, Seller shall (i) conduct the Business only in the usual and ordinary course as previously conducted, including, without limitation, policies and practices relating to the collection of Accounts Receivable and the payment of trade accounts payable, bonuses, commissions, and other liabilities, (ii) maintain the Assets in as good working order and condition as at present, ordinary wear and tear excepted, (iii) timely perform all contractual obligations to which it is subject, (iv) keep in full force and effect its policies of insurance, and (v) maintain and preserve its business organization intact, to retain its and its Affiliates' employees, and to maintain its relationships with employees, suppliers, patients, payors, and others having business relations with Seller or the Business.

     4.2 Conduct of Business by Buyer Pending the Transactions Contemplated Hereby. Except as otherwise permitted under this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Closing Date, without the written consent of Seller (which consent shall not be unreasonably withheld):

            (a) Parent shall not (i) take, or agree or commit to take, any action that would make any representation and warranty of Parent or Buyer hereunder inaccurate in any material respect at, or as of any time prior to, the Closing, or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being materially inaccurate in any respect at any such time;

            (b) Parent shall not adopt a plan of complete or partial liquidation, dissolution, or reorganization; and

            (c)   Parent shall not agree or commit to do any of the foregoing.

                                   ARTICLE 5
                       ADDITIONAL AGREEMENTS AND COVENANTS

     5.1 No Solicitation of Transactions. Seller shall not, nor shall it permit its Affiliates to, directly or indirectly, through any officer, director, stockholder, employee, agent, financial advisor, banker or other representative, or otherwise, solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the Assets or any equity interest in Seller or any merger, consolidation, share exchange, business combination, or other similar transaction with Seller or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Seller shall immediately communicate to Parent the material terms of any such proposal (and the identity of the party making such proposal) that it may receive and, if such proposal is in writing, Seller shall promptly deliver a copy of such proposal to Parent. Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party. Seller immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     5.2 Access and Information. Until the Closing, Seller shall afford to Parent and its representatives (including accountants and counsel) full access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of Seller, to all properties, books, records, and Tax Returns of Seller and all other information with respect to the Business, together with the opportunity to make copies of such books, records, and other documents and to discuss the Business with such officers, directors, accountants, consultants, and counsel for Seller as Parent deems reasonably necessary or appropriate for the purposes of familiarizing itself with Seller or the Business. In furtherance of the foregoing, Seller shall authorize and instruct its independent public accountants to meet with Parent and its representatives, including Parent's independent public accountants, to discuss the Business and accounts of Seller and to make available (with the opportunity to make copies) to Parent and its representatives, including its independent public accountants, all the work papers of its accountants related to their audit of the financial statements and Tax Returns of Seller.

     5.3 Third Party Consents. After the date hereof and prior to the Closing, Seller shall use all commercially reasonable efforts, including making any required payments, to obtain the written consent from any party to a contract with Seller that is required to permit the consummation of the transactions contemplated hereby or that is required to prevent a breach of such contract or the creation of the right to terminate such contract.

     5.4 Filings. Each party hereto shall make all filings required to be made by such party in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party hereto.

     5.5 Employee Matters. Nothing contained in this Agreement shall be deemed to give any employee of Seller the right to be retained in the employ of Parent or any of its Subsidiaries on or after the Closing Date, to retain the same salary, job responsibility, or job location, or to interfere with the right of Parent or any of its Subsidiaries to terminate any employee at any time.

     5.6 Notice of Certain Events. Each party to this Agreement shall as promptly as reasonably practicable notify the other parties hereto of:

            (a) any notice or other communication from any person alleging that the consent of such person (or other person) is or may be required in connection with the transactions contemplated hereby;

            (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby;

            (c) any actions, suits, claims, investigations, or proceedings commenced or, to the best of its Knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.1(g) or 3.2(e) or which relate to the consummation of the transactions contemplated hereby;

            (d) Parent shall as promptly as reasonably practicable notify Seller of any Parent Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Parent Material Adverse Effect;

            (e) Seller shall as promptly as reasonably practicable notify Parent of:

                  (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by Seller subsequent to the date of this Agreement, under any contract to which Seller is a party; and

                  (ii) any Seller Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Seller Material Adverse Effect.

     5.7 Additional Agreements. Subject to the terms and conditions of this Agreement, each of Seller, Parent and Buyer will use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated hereby. If at any time after the Closing Date, any further action is necessary to comply with this Agreement, the parties to this Agreement or their duly authorized representatives shall take all such action.

     5.8 Bulk Sales Law. Parent and Buyer agree to waive compliance by Seller with the requirements of any bulk sales or fraudulent conveyance statute, and Seller, in consideration of such waiver, agrees to indemnify and hold Parent and Buyer harmless against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) resulting from or arising out of any failure to comply with any such statute.

     5.9  Risk of Loss.

          (a) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing. In the event of any such loss, damage, impairment, confiscation, or condemnation, whether or not covered by insurance, Seller shall promptly notify Parent of such loss, damage, impairment, confiscation, or condemnation, which notice shall provide an estimate of the costs to repair, restore or replace such Assets and shall state whether Seller intends to repair, restore, or replace such assets.

          (b) If Seller, at its expense, repairs, replaces, or restores such Assets to their prior condition to the satisfaction of Parent before the Closing, Seller shall be entitled to all insurance proceeds and condemnation awards, if any, by reason of such award or loss.

          (c) If Seller does not or cannot restore or replace lost, damaged, impaired, confiscated, or condemned Assets, Parent may, on its own behalf and on behalf of Buyer, at its option:

              (i) terminate this Agreement by notice forthwith without any further obligation hereunder if the replacement cost of such assets exceeds $500,000 in the aggregate; or

              (ii) proceed to the Closing of this Agreement without Seller completing the restoration and replacement of such Assets, provided that Seller shall assign all rights under applicable insurance policies and condemnation awards, if any, to Parent or Buyer, at Parent's direction, and that the Purchase Price shall be reduced by the repair or replacement costs of any Asset to the extent not covered by such insurance proceeds or condemnation award, and in such event, Seller shall have no further liability with respect to the condition of the Assets directly attributable to the loss, damage, impairment, confiscation, or condemnation.

          (d) Parent will notify Seller of a decision under the options described in Section 5.9(c)(i) or 5.9(c)(ii) above within ten Business Days after Seller's notice to Parent of the loss, damage, impairment, confiscation, or condemnation of Assets; provided, however, that if Seller states that it intends to restore the damaged Assets and if Seller has not restored or replaced such Assets immediately prior to the Closing Date, notwithstanding Parent's prior delivery of a notice to proceed pursuant to this Section 5.9(d), Parent and Buyer shall have the right to either postpone the Closing or terminate this Agreement by notice forthwith.

     5.10 Dissolution of Seller. Seller hereby agrees to take any and all action necessary to effect the Dissolution, subject to the receipt of the approval of Seller's stockholders, as soon as practicable after the Closing.

     5.11 Joinder to Parent Agreements. Certain stockholders of Buyer are parties to that certain Stockholders Agreement, dated as of August 17, 1999, as amended (the "Parent Stockholders Agreement"), among Parent and the stockholders named therein, and that certain Registration Rights Agreement, dated as of August 17, 1999, as amended (the "Parent Registration Rights Agreement"), with the Parent. Parent agrees to make reasonable efforts to cause the actions necessary to amend each of the Parent Stockholders Agreement and the Parent Registration Rights Agreement to join each of Seller's stockholders to whom the shares of Parent Common Stock are distributed upon the dissolution of Seller, to the extent such stockholder is not already a party thereto and so desires to be joined thereto.

                                    ARTICLE 6
                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation. The respective obligations of Parent, Buyer, and Seller to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a) Consents and Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated hereby shall have been filed, occurred, or been obtained.

          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

          (c) No Action. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

          (d) No Litigation. No litigation or administrative proceeding or investigation (whether formal or informal) shall be pending or, to Seller's, Parent's or Buyer's Knowledge, threatened which challenges the transactions contemplated hereby.

     6.2 Conditions to Obligation of Parent and Buyer. The obligation of Parent and Buyer to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by
Parent:

          (a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Seller contained herein that is qualified by a materiality standard or a Seller Material Adverse Effect qualification shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Parent and Buyer shall have received a certificate to the foregoing effect signed on behalf of Seller by an officer of Seller.

          (b) Performance of Obligations. Seller shall have performed in all material respects (provided that any covenant or agreement that is qualified by a materiality standard or Seller Material Adverse Effect qualification shall not be further qualified hereby) all obligations required to be performed by it or them under this Agreement prior to the Closing Date, and Parent and Buyer shall have received a certificate to such effect signed on behalf of Seller by the chief executive officer or by an officer of Seller.

          (c) Consents Under Agreements. Parent shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of each person that is a party to a contract to which Seller is a party (including evidence of the payment or any required payment) and whose consent or approval shall be required in order to permit the consummation of the transactions contemplated hereby or to prevent a breach of such contract or the creation of a right to terminate such contract, and such consent or approval shall be in form and substance reasonably satisfactory to Parent.

          (d) Stockholder Approval. To the extent required by Applicable Law, this Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Seller.

          (e) Closing Deliveries. All documents, instruments, certificates, or other items required to be delivered by Seller pursuant to Section 7.2 shall have been delivered.

          (f) Limited Number of Unaccredited Investors. Parent shall be satisfied that all stockholders of Seller upon consummation of the transactions contemplated hereby do not include more than 35 persons who are not Accredited Investors. Parent shall be satisfied that any such stockholder who is not an Accredited Investor shall have appointed a "purchaser representative" as defined in Regulation D promulgated under the Securities Act in connection with the proposed dissolution of Seller upon completion of the transactions contemplated hereby.

     6.3 Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Seller.

          (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Parent and Buyer contained herein that is qualified by a materiality standard shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Seller shall have received a certificate to the foregoing effect signed on behalf of each of Parent and Buyer by the chief executive officer or by the chief financial officer of Parent and Buyer.

          (b) Performance of Obligations of Buyer. Each of Parent and Buyer shall have performed in all material respects (provided that any covenant or agreement that is qualified by a materiality standard shall not be further qualified hereby) the obligations required to be performed by it under this Agreement prior to the Closing Date, and Seller shall have received a certificate to such effect signed on behalf of Parent and Buyer by the chief executive officer or by the chief financial officer of each of Parent and Buyer.

          (c) Closing Deliveries. All documents, instruments, certificates, or other items required to be delivered by Buyer pursuant to Section 7.2 shall have been delivered.

                                    ARTICLE 7
                                     CLOSING

     7.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article 6, the Closing will take place at the executive offices of Parent, Addison, Texas, at 10:00 a.m., local time (or at such other place and time as Parent, Buyer and Seller may agree), on December 2, 2002 (the "Closing Date"). Such Closing shall be effective for all purposes as of December 1, 2002.

     7.2  Actions to Occur at Closing.

          (a) At the Closing, Parent and/or Buyer shall deliver to Seller the following:

              (i) Purchase Price. A stock certificate for the shares of Parent Common Stock evidencing the Purchase Price;

              (ii) Certificates. The certificates referred to in Sections 6.3(a) and 6.3(b); and

              (iii) Assignment and Assumption Agreement. A counterpart of the Assignment and Assumption Agreement executed by Buyer.

          (b) At the Closing, Seller shall deliver to Buyer the following:

              (i) Assignment and Assumption Agreement. A counterpart of the Assignment and Assumption Agreement executed by Seller together with any other assignments and other transfer documents as requested by Buyer;

              (ii)  Consents; Acknowledgments. The original of each Consent;

              (iii) Licenses, Permits, Contracts, Business Records, Etc. To the extent they are in the possession of Seller, copies of all Permits, Assumed Contracts, and all files and records used by Seller in connection with the Business, which copies shall be available at the Closing; and

              (iv) Certificates. The certificates described in Sections 6.2(a) and 6.2(b).

                                    ARTICLE 8
                                   TERMINATION

     8.1  Termination. This Agreement may be terminated prior to the Closing:

          (a) by mutual consent of Parent, Buyer and Seller;

          (b) by either Parent or Seller:

              (i) in the event of a breach by the other party of any representation, warranty, covenant, or agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) or Section 6.3(a) or 6.3(b), as applicable, and (B) cannot be or has not been cured within 20 days following receipt by the breaching party of written notice of such breach, but in no event shall such cure period extend beyond December 31, 2002; or

               (ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree, or ruling Parent and Seller shall use their best efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated hereby or the other Transaction Documents, and such order, decree, ruling, or other action shall have become final and nonappealable; or

          (c)  by Parent:

               (i) if the transactions contemplated hereby shall not have been consummated by December 31, 2002; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to Parent if its breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the transactions contemplated hereby to occur on or before such date;

               (ii) if, at any time on and after the date hereof up to and immediately prior to the Closing, there shall have occurred a Seller Material Adverse Effect; or

               (iii) pursuant to Section 5.9(c)(i) or (d); or

          (d) by Seller if, at any time on or after the date hereof up to and immediately prior to the Closing, there shall have occurred a Parent Material Adverse Effect.

     Notwithstanding anything in the foregoing to the contrary, a party that is in material breach of this Agreement shall not be entitled to terminate this Agreement except, in the case of a default by Seller, with the consent of Parent, or in the case of a default by Parent or Buyer, with the consent of Seller.

     8.2 Effect of Termination. In the event that Parent, Buyer or Seller terminates this Agreement as provided in Section 8.1(a), 8.1(b), 8.1(c) or 8.1(d), this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Buyer or Seller.

                                    ARTICLE 9
                               GENERAL PROVISIONS

     9.1 Survival of Representations, Warranties, and Covenants. Subject to the remaining provisions of this Section 9.1, the representations, warranties, and agreements in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives, or agents whether prior to or after the execution of this Agreement. None of the representations, warranties, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, and any liability for breach or violation thereof shall terminate absolutely and be of no further force and effect at and as of the Closing, except for the agreements that by their terms contemplate performance after the Closing.

     9.2 Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     9.3 Waiver of Compliance. Any failure of Parent or Buyer on the one hand, or Seller, on the other hand, to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

     9.4 Specific Performance. The parties recognize that in the event Seller should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Parent and Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, Seller hereby waive the defense that there is an adequate remedy at law. In no event shall Seller be entitled to seek specific performance with respect to any of Parent's or Buyer's obligations arising under this Agreement.

     9.5 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced under any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

     9.6 Expenses and Obligations. Except as otherwise expressly provided in this Agreement or as provided by law, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses.

     9.7 Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors, assigns, and transferees, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     9.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or mailed by registered or certified mail (return receipt requested), or sent by Federal Express or other recognized overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  If to Parent or Buyer, to: Concentra Inc.

                                     5080 Spectrum Drive, Suite 400 - West Tower
                                     Addison, Texas  75001
                                     Telecopy: (972) 387-1938
                                     Attention: General Counsel

     (b)  If to Seller, to:          Em3 Corporation
                                     5080 Spectrum Drive, Suite 400 - West Tower
                                     Addison, Texas  75001
                                     Telecopy: (972) 387-0550
                                     Attention: James M. Greenwood

     Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests, or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

     9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.10 Entire Agreement. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents, and instruments delivered hereunder) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement.

     9.11 Governing Law. This Agreement shall be construed in accordance with and governed by the internal law of the State of Delaware (without reference to its rules as to conflicts of law).

     9.12 Public Announcements. Seller, Parent, and Buyer shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, except for statements required by law or by any listing agreements with any national securities exchange or the National Association of Securities Dealers, Inc., or made in disclosures filed pursuant to the Securities Act or the Exchange Act.

     9.13 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that without releasing Parent and/or Buyer from any of its or their obligations or liabilities hereunder, Parent and/or Buyer may assign or delegate any or all of its or their rights or obligations under this Agreement to any Affiliate of Parent or any Person with or into which Parent merges or consolidates. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Parent's and/or Buyer's assigns. Any attempted assignment in violation of this Section 9.13 shall be null and void.

     9.14 Director and Officer Liability. Other than as an assignee of this Agreement, neither any direct or indirect holder of equity interests in Parent, Buyer or Seller nor any past, present, or future director, officer, employee, agent, or Affiliate of Parent, Buyer or Seller or of any such holder, shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement or any agreement contemplated hereby or in connection with the transactions contemplated hereby or any such other agreement.

     9.15 Headings. The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement.

     IN WITNESS WHEREOF, Seller, Parent, and Buyer have caused this Agreement to be signed, all as of the date first written above.

                                        EM3 CORPORATION

                                        By:______________________________
                                           Michael Fricke
                                           President

                                        CONCENTRA INC.

                                        By:______________________________
                                           Richard A. Parr II
                                           Executive Vice President

                                        CONCENTRA OPERATING CORPORATION

                                        By:______________________________
                                           Richard A. Parr II
                                           Executive Vice President